Exhibit 99.1

__________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

          Pleasanton, California, March 16, 2005 -- Ross Stores, Inc. (Nasdaq: ROST) today reported net earnings for the 13 weeks ended January 29, 2005 of $49.4 million and earnings per share of $.33.  These fourth quarter results are inclusive of a non-cash lease accounting charge of $2.3 million to net earnings, or approximately $.02 per share.  For the 13 weeks ended January 31, 2004, the Company generated $71.3 million in net earnings and $.46 in earnings per share, which reflects the expected restatement of last year’s results to reduce net earnings by about $2.4 million, or $.02 per share, from applying the corrective adjustment in lease accounting.

           For the fiscal year ended January 29, 2005, net earnings totaled $168.5 million, and earnings per share were $1.12, which also includes the above-referenced non-cash corrective accounting adjustment of $.02 per share. In addition, fiscal 2004 results include a non-cash charge of approximately $.06 per share to write-down the value of the Company’s former headquarters and distribution center in Newark, California to its estimated fair market value. For the fiscal year ended January 31, 2004, net earnings totaled $225.7 million, and earnings per share were $1.45, again reflecting a reduction of about $.02 due to the adjustment in lease accounting.

          As previously announced, in response to recent SEC communications, the Company has adjusted the way it accounts for its operating leases, including the accounting for “rent holidays” and tenant allowances.  The Company expects to report a cumulative, non-cash charge to earnings per share through fiscal 2002 of $.05.  The Company plans to restate its financial statements for its fiscal years 2003 and prior, which will be reflected in the Company’s Form 10-K for its fiscal year ended January 29, 2005.

          Sales for the fourth quarter ended January 29, 2005 increased 10% to $1.212 billion with comparable store sales flat to the prior year.   For the fiscal 2004 year ended January 29, 2005, sales increased 8% to $4.240 billion with comparable store sales down 1% from the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Fiscal 2004 was a challenging year.  Difficulties associated with the implementation and integration of new information systems and distribution centers resulted in below plan sales and a contraction in profit margins.  As previously reported, by the end of fiscal 2004 we were essentially complete with the remediation of the remaining merchant reporting issues related to our Core Merchandising System.  We also have initiatives in place to roll out engineered standards throughout our distribution network by early 2006, which we believe will eventually result in a gradual improvement of distribution productivity.”

          Mr. Balmuth continued, “The in-store merchandise imbalances that resulted from our system problems in 2004 continued to negatively impact both sales and operating margin during the fourth quarter.  Gross margin declined about 450 basis points as a percent of sales, mainly due to higher markdowns, an increase in distribution costs, and the deleveraging effect on occupancy and buying expenses from flat same store sales during the period.  The lower gross margin was partially offset by a 55 basis point decline in selling, general and administrative costs as a percent of sales, mainly due to lower incentive plan costs during the period.”

          “Strong operating cash flows continued to provide the resources to fund capital investments in new store growth and infrastructure, as well as the Company’s stock repurchase and dividend programs.  During fiscal 2004, $147 million in capital expenditures supported the addition of 71 net new Ross locations and ten dd’s DISCOUNTSSM stores, along with continued investments in infrastructure.  We also repurchased 6.5 million shares of common stock for an aggregate purchase of $175 million under the two-year $350 million program authorized by our Board of Directors in early 2004,” Mr. Balmuth said.

          “In addition, initial customer response to dd’s DISCOUNTSSM appears to be favorable.  During the third quarter of 2004, we opened the first ten of these new concept stores, which feature competitive everyday discounts on moderate department and discount store brands.  We are targeting customers with household incomes of $30,000 to $40,000, one of the fastest-growing demographics in the country.  Ultimately, we believe that dd’s DISCOUNTSSM has the potential to become a chain of at least 500 locations,” noted Mr. Balmuth.

          The Company will host a conference call on Wednesday, March 16, 2005 at 11:00 a.m. Eastern time to communicate additional details concerning the fourth quarter and fiscal year 2004 results and management’s outlook and plans for 2005.  A real time audio webcast of the conference call will be available at www.rossstores.com.  An audio playback will be available at (402) 220-5900, PIN #2342 through March 23, 2005.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; migrating the Company’s data center from Newark, California to Pleasanton, California in the first half of 2005 without unexpected delays or interruption in system availability; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin; and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of January 29, 2005, the Company operated 639 Ross stores and ten dd’s DISCOUNTSSM stores, compared to 568 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Twelve Months Ended

($000, except stores and per share data, unaudited)	January 29, 2005	January 31, 2004 As Restated	January 29, 2005	January 31, 2004 As Restated

Sales	$1,211,754	$1,098,749	$4,239,990	$3,920,583
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	952,431	814,243	3,280,689	2,921,942
Selling, general and administrative	178,035	167,425	665,635	628,359
Impairment of long-lived assets	—	—	15,818	—
Interest expense (income), net	19	11	915	(262)

Total costs and expenses	1,130,485	981,679	3,963,057	3,550,039
Earnings before taxes	81,269	117,070	276,933	370,544
Provision for taxes on earnings	31,887	45,774	108,392	144,883

Net earnings	$49,382	$71,296	$168,541	$225,661
Earnings per share
Basic	$0.34	$0.47	$1.14	$1.48
Diluted	$0.33	$0.46	$1.12	$1.45
Weighted average shares outstanding (000)
Basic	145,662	150,725	147,468	152,165
Diluted	148,563	154,030	150,380	155,151
Stores open end of period	649	568	649	568

The impact of the Company’s lease accounting adjustment
Increase in cost of goods sold, including related buying distribution and occupancy costs	$2,050	$4,007	$2,050	$4,007
Increase in selling, general, and administrative	1,467	—	1,467	—
Reduction in earnings before taxes	3,517	4,007	3,517	4,007
Reduction in provision for taxes on earnings	1,264	1,566	1,264	1,566

Reduction in net earnings	$2,253	$2,441	$2,253	$2,441

Reduction in diluted earnings per share	$0.02	$0.02	$0.02	$0.02

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	January 29, 2005	January 31, 2004 As Restated

ASSETS
Current Assets
Cash and cash equivalents	$115,331	$201,546
Short-term investments	67,400	—
Accounts receivable	31,154	25,292
Merchandise inventory	853,112	841,491
Prepaid expenses and other	46,750	29,467
Deferred income taxes	20,115	29,794

Total Current Assets	$1,133,862	$1,127,590
Property and equipment, net	542,004	504,758
Other long-term assets	57,100	52,473

Total Assets	$1,732,966	$1,684,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$711,561	$703,721
Income taxes payable	—	9,146

Total Current Liabilities	$711,561	$712,867
Long-term debt	50,000	50,000
Other long-term liabilities	117,872	97,809
Deferred income taxes	97,447	79,709
Stockholders’ Equity	756,086	744,436

Total Liabilities and Stockholders’ Equity	$1,732,966	$1,684,821

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended

($000, unaudited)	January 29, 2005	January 31, 2004 As Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$168,541	$225,661
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	89,626	76,739
Impairment of long-lived assets	15,818	—
Deferred income taxes	27,417	30,380
Change in assets and liabilities:
Merchandise inventory	(11,621)	(124,973)
Other current assets, net	(23,145)	494
Accounts payable	2,908	48,881
Other current liabilities	(5,123)	35,331
Other long-term, net	15,927	10,402

Net cash provided by operating activities	280,348	302,915

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(146,537)	(149,227)
Purchases of short-term investments	(67,400)	—
Proceeds from sale of Newark facility	17,400	—

Net cash used in investing activities	(196,537)	(149,227)

CASH FLOWS USED IN FINANCING ACTIVITIES
Proceeds from long-term debt	—	25,000
Issuance of common stock related to stock plans, net	23,391	28,351
Tax benefit from equity issuance	14,805	15,089
Treasury stock related to tax withholding	(7,962)	(3,656)
Repurchase of common stock	(175,000)	(150,003)
Dividends paid	(25,260)	(17,572)

Net cash used in financing activities	(170,026)	(102,791)

Net increase (decrease) in cash and cash equivalents	(86,215)	50,897

Cash and cash equivalents:
Beginning of year	201,546	150,649

End of year	$115,331	$201,546